Exhibit 99.1

NEWS RELEASE

CONTACT:

CreditRiskMonitor.com, Inc.

Jerry Flum, CEO

(845) 230-3000

info@creditriskmonitor.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor’s Growth Continues

VALLEY COTTAGE, NY—November 6, 2007—CreditRiskMonitor (OTCBB: CRMZ) reported results for the first 9 months of fiscal 2007. Revenues increased 17% and 16% to $1.27 million and $3.67 million for the 3 and 9 months ended September 30, 2007, respectively, compared to $1.08 million and $3.17 million for the comparable periods of 2006. Also, net income grew to $163,000 and $241,000 for the 3 and 9 months ended September 30, 2007, respectively, versus net income of $79,000 and a net loss of $53,000 for the same periods last year.

Jerry Flum, CEO said, “Our company continues to be profitable, and revenue is growing at a double-digit pace, reflecting the increasing strength of our franchise. Plus, our year-to-date cash flow shows improvement. We are continuing to enhance our service in innovative ways, are stepping up our investment in the business, and managing new spending on Sarbanes-Oxley compliance.”

The following presents the operating results for the 3 and 9 months ended September 30, 2007 and 2006, respectively:

CREDITRISKMONITOR.COM, INC.

STATEMENTS OF OPERATIONS

FOR THE 3 AND 9 MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

	3 Months Ended September 30,		9 Months Ended September 30,
	2007	2006	2007	2006

Operating revenues	$1,273,983	$1,084,838	$3,665,960	$3,171,089

Operating expenses:
Data and product costs	367,944	316,397	1,197,246	1,009,400
Selling, general and administrative expenses	738,751	678,013	2,195,938	2,169,792
Depreciation and amortization	16,089	16,794	49,416	49,997

Total operating expenses	1,112,784	1,011,204	3,442,600	3,229,189

Income (loss) from operations	151,199	73,634	223,360	(58,100)
Other income	25,220	18,349	62,000	49,713
Interest expense	(8,858)	(12,674)	(29,584)	(40,824)

Income (loss) before income taxes	167,561	79,309	255,776	(49,211)
Provision for income taxes	4,129	517	14,311	4,262

Net income (loss)	$163,432	$78,792	$241,465	$(53,473)

Net income (loss) per share:
Basic and diluted	$0.02	$0.01	$0.03	$(0.01)

CreditRiskMonitor (http://www.crmz.com) is an Internet-based publisher of financial information, designed to save time for busy corporate credit professionals. The service offers comprehensive commercial credit reports covering public companies worldwide and includes detailed financial statements, ratio analysis and trend reports, peer analyses, credit scores, company background information, and Moody’s and Standard & Poor’s ratings. It includes trade payment data and public record filings on millions of U.S. companies. The service also provides continuous news monitoring that keeps subscribers up to date on events affecting the creditworthiness of companies. The Company now provides an interactive service for subscribers to use in calculating recommended credit line limits for their customers, as well as a facility for monitoring daily changes in these credit limit recommendations and alert subscribers to take action.

Safe Harbor Statement: Certain statements in this press release, including statements prefaced by the words "anticipates", "estimates", “believes", "expects" or words of similar meaning, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as "risk factors" or otherwise in the Company's Registration Statements or Securities and Exchange Commission Reports.